Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
December 2, 2011

Contact: Michael M. Larsen Vice President and CFO (610) 249-2002

GARDNER DENVER, INC. APPOINTS VICE PRESIDENT, HUMAN RESOURCES

WAYNE, PA, December 2, 2011– Gardner Denver, Inc. (NYSE: GDI) today announced the appointment of Susan Gunn as Vice President, Human Resources of Gardner Denver, Inc. effective January 1, 2012.  Ms. Gunn will report to Barry L. Pennypacker, Gardner Denver's President and Chief Executive Officer, and will be based in the company’s global headquarters in Wayne, PA.

Prior to joining Gardner Denver, Ms. Gunn was employed by Hay Group as Global Head of Human Resources and Acting Chief Marketing Officer. Hay Group is a global management consulting firm providing extensive support in evaluating and implementing global human resources strategy.  Ms. Gunn’s expertise in leading international HR operations in both public and private enterprises also includes senior human resources roles at Willis Group Holdings, Revlon and Vivendi Universal (The Seagram Company).  Ms. Gunn holds a Bachelor of Arts degree in Economics and a Graduate Certificate in Human Resources from McGill University.

"I am very pleased that Susan has decided to join the Gardner Denver team," said Barry Pennypacker.
"She brings a wealth of knowledge and experience that has been accumulated during nearly 20 years in leadership roles within the human resources function.  Susan will play a critical role in building and implementing our human resources strategy and ensuring that the company continues to progress in executing upon the Gardner Denver Way.”

Ms. Gunn added, “I am excited and passionate about the opportunities for growth that exist at Gardner Denver.  I look forward to developing strategic, world-class people initiatives which will continue to enable Gardner Denver to exceed the expectations of its employees, customers and shareholders."

Corporate Profile
Gardner Denver, Inc., with 2010 revenues of approximately $1.9 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries.  Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Statements

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The actual future performance of the Company could differ materially from such statements. Risks that could cause results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under "Risk Factors" in the Company's Form 10-K for the fiscal year ended December 31, 2010. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

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